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
             PCT              WORLD INTELLECTUAL PROPERTY ORGANIZATION          [GRAPHIC]
                                            International Bureau


                   INTERNATIONAL APPLICATION PUBLISHED UNDER THE PATENT COOPERATION TREATY (PCT)

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

(51) International Patent Classification6:                       (11) International Publication Number            WO96/14565
                                                    A1
     G01N 21/00                                                  (43) International Publication Date: 17 May 1996 (17.05.96)
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

(21) International Application Number:   PCT/IB95/01019             (81) Designated States:  AL, AM, AT, AU, BB, BG, BR, BY,
                                                                               CA, CH, CN, CZ, DE, DK, EE, ES, FI, GB, GE, HU,
(22) International Filing Date:    18 October 1995 (18.10.95)                  IS, JP, KE, KG, KP, KR, KZ, LK, LR, LT, LU, LV,
                                                                               MD, MG, MK, MN, MW, MX, NO, NZ, PL, PT, RO,
(30) Priority Data:                                                            RU, SD, SE, SG, SI, SK, TJ, TT, UA, UG, UZ, VN,
           08/330,015        27 October 1994 (27.10.94)  US                    European patent (AT, BE, CH, DE, DK, ES, FR, GB,
                                                                               GR, IE, IT, LU, MC, NL, PT, SE), OAPI patent (BF,
(71) Applicant:  OXiGENE, INC. [US/US]; 110 East 59th Street,                  BJ, CF, CG, CI, CM, GA, GN, ML, MR, NE, SN, TD,
           New York, NY 10022 (US).                                            TG) ARIPO patent (KE, MW, SD, SZ, UG).

(72) Inventor:  PERO, Ronald, W.; Staffan's Grand 6A, S-222 23      Published
           Lund (SE).                                                           With international search report.
                                                                                Before the expiration of the time limit for
(74) Agent:  DUNHAM, Christopher, C.; Cooper & Dunham                           amending the claims and to be republished in the
           LLP, 1185 Avenue of the Americas, New York City, NY                  event of the receipt of amendments.
           10036 (US).



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(54) Title:  METHOD OF TESTING IMMUNE COMPETENCY

(57) Abstract

     A method of testing the immune competency of an individual be determining, from a sample of the blood of the individual, a value for total plasma/serum thiols including both protein thiols and nonprotein thiols, and comparing the value so determined with a reference value of total plasma/serum thiols to ascertain whether the determined value is higher or lower than the reference value, a determined value lower than the reference value being indicative of impaired immune function.
















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406048.1

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
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                      FOR THE PURPOSES OF INFORMATION ONLY

     Codes used to identify States party to the PCT on the front pages of pamphlets publishing international applications under the PCT.


AT  Austria                      GB  United Kingdom                   MR  Mauritania
AU  Australia                    GE  Georgia                          MW  Malawi
BB  Barbados                     GN  Guinea                           NE  Niger
BE  Belgium                      GR  Greece                           NL  Netherlands
BF  Burkina Faso                 HU  Hungary                          NO  Norway
BG  Bulgaria                     IE  Ireland                          NZ  New Zealand
BJ  Benin                        IT  Italy                            PL  Poland
BR  Brazil                       JP  Japan                            PT  Portugal
BY  Belarus                      KE  Kenya                            RO  Romania
CA  Canada                       KG  Kyrgystan                        RU  Russian Federation
CF  Central African Republic     KP  Democratic People's Republic of  SD  Sudan
CG  Congo                            Korea                            SE  Sweden
CH  Switzerland                  KR  Republic of Korea                SI  Slovenia
CI  Cote d'Ivoire                KZ  Kazakhstan                       SK  Slovakia
CM  Cameroon                     LI  Liechtenstein                    SN  Senegal
CN  China                        LK  Sri Lanka                        TD  Chad
CS  Czechoslovakia               LU  Luxembourg                       TG  Togo
CZ  Czech Republic               LV  Latvia                           TJ  Tajikistan
DE  Germany                      MC  Monaco                           TT  Trinidad and Tobago
DK  Denmark                      MD  Republic of Moldova              UA  Ukraine
ES  Spain                        MG  Madagascar                       US  United States of America
FI  Finland                      ML  Mali                             UZ  Uzbekistan
FR  France                       MN  Mongolia                         VN  Viet Nam
GA  Gabon

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


406048.1

WO 96/14565                                                      PCT/IB95/01019


                      METHOD OF TESTING IMMUNE COMPETENCY

                          BACKGROUND OF THE INVENTION

     This invention relates to methods of testing human individuals for impaired immune function indicative of the presence of, or predisposition to, diseases associated with compromised immune competency. Such tests may be used, for example, diagnostically, prognostically, and as a guide in determining the need for preventive or therapeutic treatment for the disease or condition so indicated.

     More particularly, the invention employs a surrogate measure of DNA repair activity based on serum/plasma thiol status as a biomarker of human health. Thus, the method of the invention involves the measurement of chemically reactive thiols present in naturally occurring amino acids, polypeptides and proteins found in human serum or plasma. The concentration of these thiols can predict DNA repair capacity and immune cell responsiveness, and they are therefore useful indicators of disease progression where impaired immune function is an essential component of the disease. HIV infection, AIDS, cancer and autoimmune disorders are examples of diseases that have immunological components.

     European patent No. 0 229 674 as well as several recently published papers (Pero et al, Carcinogenesis 6:1055-58, 1985; Pero et al, Mutation Res. 142:69-73, 1985; Pero et al, Carcinogenesis 10:693-97, 1989; Pero et al,
Carcinogenesis 10:1657-64, 1989) disclose that DNA repair in general, and specifically the quantitative estimation of adenosine diphosphate ribosyl transferase (ADPRT) , is a useful endpoint to estimate health risks in the detection, prevention and treatment of human chronic age-associated diseases such as cancer, conditions that predispose to cancer, and autoimmune diseases. In another aspect, cellular ADPRT activity has been shown to relate to immune cell responsiveness (Scouvassi et al, Carcinogenesis 8:1295-1300, 1987; Pero et al, J. Neurosurg. 77:601-06, 1992; Johnstone and Williams, Nature 300:368-79, 1982; Johnson et al, Int. J. Biochem. 22:67-73, 1990), and both these parameters have been shown to be modulated by the cellular

406048.1
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


WO 96/14565                                                      PCT/IB95/01019

reduction/oxidation (redox) balance thought to be in turn mediated by the thiol containing peptide, glutathione (Pero et al, Cancer Det. Prevent. 14:555-61, 1990; Pero et al, Cancer Res. 50:4619-25, 1990; Fidelius et al, Exp. Cell Res. 170:269-75, 1987; Fidelius and Tsan, Immunology 61:503-08, 1987; Fischman et al, J. Immunol. 127:2257-62, 1981; Hamilos and Wedner, J. Immunol. 135:2740-47,
1985).

     Glutathione exists in the millimolar range within cells (Kosower, Int. Rev. Cytol. 54:109-60, 1978; Meister, Science 220:472, 1983) and as such it is believed to be the primary cellular reductant protecting cells from oxidative cellular injury. However, glutathione levels in human serum/plasma (i.e. 2-27 umoles/liter in Buhl et al, The Lancet, 1294-98, December 2, 1989; Ayers et al, Anal. Biochem. 154:186-93, 1986) represent only a minor portion of the total reactive thiol groups present because the proteins in serum/plasma constitute the major source of reactive thiol groups (i.e. 113-133 umoles/liter in Ellman, Arch. Biochem. Biophys. 82:70- 77, 1959 and Ayers et al, Anal. Biochem. 154:186-93, 1986). Therefore, the art teaches that there are at least two distinct classes of thiols in serum/plasma and other biological tissues; namely protein thiols and nonprotein thiols. A review of the literature supports that conventional procedures for the analysis of serum/plasma thiols in relation to human health consequences are based on the analysis of nonprotein thiol sources such as glutathione or cysteine where protein thiols are excluded from the analysis by the assay procedure or removed by precipitation using agents such as trichloroacetic acid, metaphosphoric acid, sulfosalicylic acid or perchloric acid before any analysis of nonprotein thiols is undertaken (Beutler and Gelbert, J. Lab. Clin. Med. 105:581-04, 1985; Buhl et al, The Lancet, 1294-98, December 2, 1989; Eck et al, Biol. Chem. Hoppe Seyler 370:101-81, 1989; Burgunder et al, Eur. J. Clin. Invest. 18:420-24, 1988; Burgunder and Lauterburg, Eur. J. Clin. Invest. 17:408-14, 1987; Mimic-Oka et al, Biochem. Med. Met. Biol. 39:48-54, 1988; Martensson, Metabolism 35:118-21, 1986;
Vendemiale et al, J. Hepatology 9:359-65, 1989). Nonprotein thiol analysis of biological samples has evolved as the standard assay procedure principally because of the strong scientific belief that glutathione, a nonprotein thiol, is the primary cellular reductant protecting cells against the harmful health effects of oxidant injury (Meister, Science 220:472, 1983).

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WO 96/14565                                                      PCT/IB95/01019

     Oxidative cellular damage has been postulated to be an important factor in
(i) ageing (Harmon, Age 7:111-31, 1984), (ii) diabetes (Wilson et al, Diabetologia 27:587-91, 1984), (iii) drug resistance (Spitz et al, J. Cell Physiol. 156:72-9, 1993), HIV+/AIDS (Baruchel and Wainberg, J. Leuk. Biol. 52:111-14, 1992), (iv) initiation and promotion of cancer (Marnett, Carcinogenesis 8:1345-73, 1987; Cerutti, Science 227:375-81, 1985), (v)
etiology of cardiovascular and autoimmune diseases (Cross et al, Ann. Int. Med. 107:526-45, 1987) and (vi) modulation of immune function (Carson et al, J. Exp. Med. 163:746-51, 1986). Most of this evidence comes from evaluating oxidative stress by comparing glutathione deficient to glutathione proficient cells. For example, glutathione (or cysteine, its synthetic precursor) deficiency has been shown to (i) predispose cells to increased sensitivity to DNA damage (Edgren et al, Int. J. Rad. Biol. 40:355-63, 1985; Valis, The Lancet 337:918-19, 1991),
(ii) inhibit DNA repair (Pero et al, Cancer Res. 50:4619-25, 1990; Edgren and Revesz, Int. J. Rad. Biol. 48:207-12, 1985), or (iii) induce immune cell response deficiency (Hamilos and Wedner, J. Immunol. 135:2740-47, 1985; Fischman et al, J. Immunol. 127:2257-62, 1981; MacDermott et al, Immunology 57:521-26, 1986; Droege et al, Immunobiology 172:151-56, 1986; Stacey and Craig, Experienta 45:180-81, 1989). In other words, the art teaches that the nonprotein thiol component is the important factor relating oxidative cellular damage to human disease development, and the protein thiol component, which quantitatively dominates in biological samples, has no direct or regulatory relevance to the health consequences of redox imbalance, and if it indicates anything at all, it is an indirect and nonspecific estimate compared to the major regulatory role of the nonprotein thiol component.

     Additional evidence for this interpretation is taken from the medical literature where serum/plasma thiols have been employed to monitor health disorders. Malignant disease (Beutler and Gelbert, J. Lab. Clin. Med. 105:581-84, 1985), chronic renal insufficiency (Mimic-Oka et al, Biochem. Med. Met. Biol. 39:48-54, 1988), glucose mediated insulin secretion (Ammon et al, Diabetologia 32:797-800, 1989), ethanol ingestion (Burgunder et al, Eur. J. Clin. Invest. 18:420-24, 1988; Vendemiale et al, J. Hepatology 9:359-65, 1989), fasting (Martensson, Metabolism 35: 118-21, 1986), HIV infection (Buhl et al, The Lancet, 1294-98, December 2, 1989), AIDS (Eck et al, Biol. Chem. Hoppe Seyler, 370:101-08, 1989), and cirrhosis (Burgunder

406048.1
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WO 96/14565                                                      PCT/IB95/01019


and Lauterburg, Eur. J. Clin. Invest. 17:408-14, 1987) represent nearly all the medical conditions where serum/plasma thiols have been used successfully to monitor health disorders. In all cases, serum/plasma nonprotein thiols such as glutathione or cysteine were estimated, and great care was taken to eliminate protein thiols from the assay procedure. These data clearly indicate that it was not obvious to one skilled in the art to include serum/plasma protein thiols in the analyses, or that they might be indicators of the health consequences of oxidative stress, as good as, or even better than, the nonprotein thiols.

     Congestive heart failure (Belch et al, Br. Heart J. 65:245-48, 1991) and rheumatoid arthritis (Pullar et al, Br. J. Rheumat. 26:202-06, 1987) are the only exceptions found in the scientific literature where both serum/plasma protein and nonprotein thiols were included in the final analyses. However, the logic behind these exceptions did not indicate that total serum/plasma protein and nonprotein thiols were a better indicator of the health consequences of oxidative cellular damage than were serum/plasma nonprotein thiols. Contrarily, it was postulated in these studies that because serum/plasma albumin was an important factor to these diseases, and because albumin is the major protein component of serum/plasma and contains numerous thiol functions, it followed that estimating total serum/plasma protein and nonprotein thiols was an effective surrogate measure of the oxidation state of albumin. Therefore, the inclusion in the serum/plasma thiol assay of nonproteins such as glutathione or cysteine and proteins other than albumin added no significant methodological advantage even though they were included in the final analyses and contaminated the estimation of albumin thiols.


                            SUMMARY OF THE INVENTION

     The present invention broadly contemplates the provision of a method for testing the immune competency of an individual, comprising the steps of obtaining a sample of blood of an individual to be tested; determining, from the sample, a value for total plasma/serum thiols, including both protein thiols and nonprotein thiols, for the individual; and comparing the value so determined with a reference value of total plasma/serum thiols to ascertain whether the value so determined is higher or lower than the reference value, a determined

406048.1
                                       4

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WO 96/14565                                                      PCT/IB95/01019

value lower than the reference value identifying the individual as having impaired immune function of significance in detecting, preventing or treating health disorders.

     The invention embraces the unexpected discovery that when the quantitative analysis of protein thiols is included in the serum/plasma assay procedure, there exists a highly significant relationship to the function of cellular DNA repair, estimated as ADPRT activity, in immune proficient mononuclear leucocytes. Because DNA repair, and specifically ADPRT activity, estimates cell functions in response to oxidative cellular damage that can predict risk to immune dysfunction and age associated diseases as has already been documented in publications discussed above, this discovery establishes that total (i.e. protein and nonprotein) serum/plasma thiols serve as a quantitative surrogate assay for the estimation of DNA repair, immune function and health risk in the detection, prevention and therapy of human diseases. Therefore, total serum/plasma sulfhydryl analyses have improved sensitivity and biological relevance over assay procedures estimating only serum/plasma nonprotein thiols such as glutathione.

     The invention contemplates measuring the total level of serum/plasma thiol groups present in the protein and nonprotein components, and relating the thiol level to DNA repair, immune function and to the detection, prevention and treatment of human diseases such as cancer, AIDS, autoimmune and cardiovascular disorders. Although the invention in its broader aspects is not limited to specific procedures for total serum/plasma thiol determination, in illustrative embodiments of the invention total serum/plasma thiols can be conveniently determined by spectrophotometric or fluorometric procedures involving the development of chromophores after reaction with thiols using aromatic disulfides such as DTNB (5,5'-dithiobis-2-nitrobenzoic acid), organic or inorganic oxidants such as iodosobenzoic acid, diphenyl picrylphenyl hydrazine, benzfuroxan, 4,4' dimethylaminodiphenyl carbinol, quinones, trinitrobenzenesulfonic acid, nitroprusside, ferricyanide, cupric copper, permanganate, iodine, mercurials, nitrous acid, maleimides, halides, platinum salts, palladium ions, fluorobenzoxadiazole derivatives, or papain-thiol sensitive p-nitroanilide reaction (Jocelyn, Methods in Enzymology 143:44-67, 1987; Imai, Methods in Enzymology 143:6775, 1987; Ayers et al, Anal. Biochem. 154:186-93, 1986; Singh et al, Anal. Biochem. 213:49-56, 1993). Concentration
of chromophoric agent, pH,

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WO 96/14565                                                      PCT/IB95/01019

incubation time of the reaction mixture, and state of denaturation of protein structure with agents such as sodium dodecyl sulfate, urea, or guanidinium chloride are well known variables affecting the quantification of thiols, and as such, they should be optimally controlled for each chromophoric agent and not serve as a basis to limit the scope of this invention.

     In another aspect, this invention proposes to relate ADPRT activity to the serum/plasma thiol content. This is logically and theoretically accomplished by taking advantage of the facts that ADPRT is a thiol containing protein, and at least some of the thiols are located in the zinc binding domain of the enzyme which in turn controls its participation in DNA repair (Mazen et al, Nucleic Acids Res. 17:4689-98, 1989).

     Therefore, ADPRT activity is dramatically up and down regulated by cellular reduction/oxidation balance which in turn is regulated and monitored by thiol status (Pero et al, Cancer Res. 50:4619-25, 1990) Furthermore, it is found that there is a natural production of ADPRT inhibitors via normal metabolic cellular processes which can inhibit DNA repair and immune cell function. These substances were identified as HOC1 and N-chloramines which are well known oxidants of thiol (Schraufstatter et al, J. Clin. Invest. 85:554-62, 1990). It is also found that most of the total serum/plasma thiols are chemically reactive with N-chloramines, and as such, this parameter can be used as a surrogate indicator of the endogenous cellular production of HOC1/N-chloramines. Because HOC1/N-chloramines produced as byproducts of cellular metabolism also inhibit DNA repair (Van Rensberg et al. , Free Radic. Biol. Med. 11:285-91, 1991) and immune function, the serum/plasma thiols reacting with HOC1/N-chloramines likewise measure the functional health consequences of oxidatively stressed cells that can occur in human disorders such as ageing, autoimmunity, cancer, cardiovascular disease, diabetes, drug resistance and HIV infection.

     There are well known distinct classes of ADPRT activity; namely, constitutive, induced and activated ADPRT activities. DNA damage is a necessary cofactor that drives the ADPRT enzymatic activity (Satoh and Lindahl, Nature 356:356-58, 1992). The constitutive ADPRT level reflects the intrinsic or steady state enzymatic activity in response to endogenous cellular levels of DNA damage induction. However, the ADPRT activity can be activated by exogenously supplied DNA damaging agents, such as oxidatively stressing cells by

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WO 96/14565                                                      PCT/IB95/01019

exposure to reactive oxygen species produced by phagocytes or chemical agents (Pero et al, Cancer Det. Prevent. 14:555-61, 1990), to maximum levels of ADPRT activity. Consequently, induced ADPRT activity (e.g. in response to oxidative stress) can be calculated by subtracting the constitutive ADPRT activity from the activated ADPRT activity. This invention also embraces the discovery that when ADPRT activity is activated by DNA damage and measured as either activated or induced ADPRT levels, the plasma thiol levels significantly estimate mononuclear leucocyte ADPRT enzymatic activity when determined in parallel on the same blood samples as are used to obtain the plasma samples.

     Further features and advantages of the invention will be apparent from the detailed description hereinafter set forth, together with the accompanying drawings.


                       BRIEF DESCRIPTION OF THE DRAWINGS

     FIG. 1 is a graph in which PMA induced ADPRT in 1 x 106 HML and cellular production of HOC1 are plotted against incubation with neutrophils;

     FIG. 2 is a graph having two portions in which PMA induced ADPRT activity in HML is plotted against uM of Chloramine T and of HOC1, respectively;

     FIG. 3 is a three-part graph in which absorbance units at 412 nm are plotted against H202 activated ADPRT for total plasma thiol groups, N-chloramine insensitive plasma thiol groups, and N-chloramine sensitive plasma thiol groups;

     FIG. 4 is another graph similar to FIG. 3; and

     FIG. 5 is a graph illustrating a serum thiol surrogate ADPRT test for HIV positive and HIV negative patient groups.


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WO 96/14565                                                      PCT/IB95/01019

                              DETAILED DESCRIPTION

     The method of the invention for testing the immune competency of a human individual comprises the steps of obtaining a sample of the blood of the individual to be tested; subjecting the sample to an assay for determining a value for total (protein + nonprotein) serum/plasma thiols for the individual; and comparing the value so determined to a reference value to ascertain whether the value so determined is higher or lower than the reference value, a determined value lower than the reference value identifying the individual as having impaired immune function.

     The assay typically includes initially deriving, from the obtained blood sample, a sample of serum or plasma, and determining a value for total thiols (i.e., both protein thiols and nonprotein thiols) in the serum or plasma sample by a spectrophotometric or fluorometric procedure involving the development of chromophores after reaction with thiols using a suitable chromophoric agent, as discussed above. Such procedures, in themselves well known in the art, provide a measurement or reading, e.g. in absorbance units at 412 nm, representing a determined value of total plasma/serum thiols for the individual.

     The determined value is then compared with a reference value for indicating whether the individual being tested does or does not have impaired immune function in accordance with whether the determined value of the individual's total serum/plasma thiols is below or above the reference value. That is to say, in accordance with the present invention it has now been found that, for any procedure for assaying total (protein + nonprotein) serum/plasma thiols of an individual, there exists a reference value such that a determined value for an individual's total serum/plasma thiols below that reference value identifies the individual as having impaired immune function.

     The establishment of an appropriate reference value to function as an indicator of impaired immune function will be readily apparent to persons skilled in the art from the foregoing description. For instance, the reference value can be established by testing a number of individuals of known immune competency (impaired and unimpaired) to determine a range of values of total serum/plasma thiols of such individuals, and identifying the lower limit of the range (or selecting a point, related thereto, providing a desired confidence level of

406048.1
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WO 96/14565                                                      PCT/IB95/01019

impaired or unimpaired immune function determination) as the reference value. Such a reference value is illustrated in Example 5 described below, as the lower limit of total serum thiols of an HIV (normal immune competency) patient group. FIG. 5, representing data obtained in Example 5, shows that among HIV+ patients tested, some had determined values of total serum thiols above this reference value, and others had determined values of total serum thiols below the reference value. Within the investigatory period, fatalities occurred only in the latter (below reference value) group of HIV+ patients and not in the former (above reference value) group of HIV+ patients, substantiating the correlation between impaired immune function and determined values of total serum thiols below the reference value.

     One illustrative use of the present method is as a guide to deciding whether to subject a particular patient to treatment for the condition or consequences of the impaired immune function so ascertained. For instance, in the case of HIV+ patients as represented by Example 5, those having determined values of total serum thiols below the reference value (represented by about
0.25 absorbance units at 412 nm) might be subjected immediately to such treatment while those having total serum thiol values above the reference value, indicating as-yet uncompromised immune competency, would not yet need treatment.

     In a specific aspect, the method of the invention may be employed as a surrogate measure of induced ADPRT activity, which is itself an indicator of the presence of, or a predisposition to, DNA-associated diseases, as described for example in European patent No. 0 229 674.

     The invention will be further described with reference to the Examples set forth below, in which the following specific procedures were employed:

     Blood component preparation. -- Peripheral blood samples (n = 225) from apparently healthy volunteers, patients with predisposition for cancer and cancer patients were obtained by venous puncture and collected into heparinized vacutainers (143 USP units/10 ml tube). The blood samples were first centrifuged at 100 X G for 10 min and the platelet rich plasma removed with a Pasteur pipette. Platelet-poor plasmas to be used in these experiments were prepared by centrifuging the platelet-rich plasmas at 400 X G for 25 min to pellet the platelets. Next, the original volume of blood samples were restored by addition of physiologic saline

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WO 96/14565                                                      PCT/IB95/01019

and then they were carefully layered on top of a commercially available density cushion (1.077 gm/ml, Organon Teknika) before spinning at 400 X G for 25 min. The human mononuclear leucocytes (HML) were isolated from the interphase zone of the density gradient, washed by centrifugation using RPMI 1640 medium and the cell density adjusted for in vitro culturing purposes in the conventional manner. When both HML and neutrophils were needed, the cell fractions were simultaneously isolated by layering the blood sample on top of neutrophil isolation medium (Cardinal Associates) , and carrying out all steps in the density gradient isolation using Krebs-Ringer phosphate buffer with glucose (KRPG, pH = 7.4) according to the procedure of Nathan (J. Clin. Invest. 80:1550-60, 1987).

     Cytotoxicity. -- Regardless of the isolation method used for blood cell fractionation, HML were always resuspended in 10-20% serum or plasma supplemented RPMI 1640 medium, pelleted and then resuspended again in either physiologic saline or KRPG buffer for treatment with either HOC1 or chloramine T (Sigma). HOC1 concentration was determined from the e235 = 100 M-1cm-1. Cytotoxicity was monitored by cellular exclusion of trypan blue (0.2% isotonic solution + 5% serum) after 15 min incubation with the dye at 37 degrees C. The cytotoxicity of HOC1 and N-chloramines is well known (Schraufstatter et al, J. Clin. Invest. 85:554-62, 1990). Hence, it was important to determine that any biochemical effects on ADPRT activity induced by these agents were not related to acute cytotoxicity. The experimental conditions outlined above, and used to collect the data reported on herein, were non-acutely cytotoxic.

     HOC1 measurement. -- Mixed cultures of HML + neutrophils were assayed for the production of HOC1 in the extracellular conditioned medium by removal of the cells by centrifugation following the incubation period, and immediately trapping the produced HOC1 with taurine (20 mM). Taurine chloramine was then quantified spectrophotometrically by using the conversion of I- to I2 (E = 2.29 X 104 M-1 cm-1). Details of this procedure have been described by Weiss et al (J. Clin. Invest. 70:598-607, 1982).

     ADPRT assay. -- The procedure was adapted from the permeabilized cell technique of Berger (Methods Cell Biol. 20:325-340, 1988) with modifications as previously described (Pero et al, Carcinogenesis 10:1657-64, 1989). Duplicate samples of 1 x 106 HML in the presence of 0 to 4 x 106 neutrophils were cultured in 1 ml of

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WO 96/14565                                                      PCT/IB95/01019

KRPG buffer for 30 min at 37 degrees C in the presence of PMA (phorbol-12-myristate-13-acetate, 25 ng/ml). After this co-incubation, the HML + neutrophil mixtures were harvested by centrifugation, permeabilized, and ADPRT activity determined by radiometric procedure as described in detail elsewhere (Pero et al, Carcinogenesis 10:1657-64, 1989). In other experiments, duplicate HML samples of 1 X 106 per ml KRPG buffer were directly treated with 0-100 uM dose ranges of HOC1 or chloramine T for 30 min at 37 degrees C which was then followed immediately by treatment with a standardized dose of PMA (25 ng/ml) for another 30 min before analysis of ADPRT activity as already referred to above.

     Plasma/serum thiol determination. -- Plasma samples were collected from the same heparinized blood samples that were used to determine mononuclear leucocyte poly ADPRT activity. The samples were stored under liquid nitrogen until subjected to analysis. Each plasma sample was thawed and centrifuged at 2000 X G to sediment any precipitated fibrin. Two ml 20% plasma in water (i.e. 4:1 dilution of plasma with water) was prepared and 30 ul of 5,5' dithiobis-(2-nitrobenzoic acid) (DTNIB) was added as a 9.5 mg/ml solution dissolved in 0.1 M K2HPO4, 17.5 mM EDTA, pH 7.5. The mixture was left to react at room temperature for 1 hr, at which time the absorbance units at 412 nm
(A412) was measured. Chloramine T (Sigma) dissolved in water was then added at a final concentration of 40 uM and the A412 again read after 30 min. Total plasma thiols as well as N-chloramine sensitive and insensitive plasma thiols were calculated by subtraction of reagent blank values from the values of total DTNB reactive and N-chloramine reactive thiols. In the study involving HIV+ (n = 15) and HIV- (n = 13) patients initiated in May 1993, the same procedure was used except serum samples were analyzed instead of plasma samples. The serum samples were donated by intravenous drug users attending the Aaron Diamond Research Center for AIDS. The sera were prepared over a period of years and biologically banked at -80 degrees until used in this study.

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WO 96/14565                                                      PCT/IB95/01019

                                   EXAMPLE I

     This Example establishes that human phagocytes (i.e. neutrophils) produce physiologic relevant concentrations of endogenous ADPRT inhibitors. Under conditions that permit viable cell culturing, a standardized amount of HML (human mononuclear leucocytes, 1 X 106) was incubated together with increasing amounts of neutrophils from 0 to 4 X 106 cells per culture. Neutrophils do not respond to the induction of DNTA damage by an activation of ADP-ribosylation, and so these cells do not contribute to the estimation of ADP-ribosylation in this experiment (Ikai et al, Proc. 5 Natl. Acad. Sci. USA 77:3682-85, 1980). Next these combined cultures were exposed to PMA (phorbol-12-myristate-13-acetate) to activate ADP-ribosylation in HML, and to induce the production of reactive oxygen intermediates by neutrophils. The abundant reactive oxygen intermediates, hydroxyl radical, super oxide anion, and hydrogen peroxide, are all well known inducers of ADP-ribosylation (Pero et al, Cancer Det. Prevent. 14:555-61, 1990). The data in FIG. 1 show that when HML + neutrophil ratios reached 1:2 (X 106 cells/ml), which is comparable to the proportion and concentration in blood, HML ADP-ribosylation began to become severely inhibited. The respiratory burst induced by PMA exposure of neutrophils was monitored by HOC1 production. It was concluded that either the presence of neutrophils or the production of about 80 uM HOC1 or N-chloramine was sufficient to cause inhibition of HML ADP-ribosylation.

                                   EXAMPLE 2

     The effect of various dosage levels of chloramine T and HOC1 on PMA induced ADPRT activity in HML was investigated utilizing the procedures described above for such tests, measuring the PMA induced ADPRT activity for HML subjected to the various dosages, and comparing the values obtained with measured control values of PMA induced ADPRT activity in HML from the same source but with zero dosages of chloramine T and HOC1. The results, represented in FIG. 2, confirm that HOC1 and N-chloramine are potent naturally occurring ADPRT inhibitors because they can cause greater than 80% inhibition of HML (human mononuclear leucocyte) ADPRT activity at doses of 80 uM, which are levels easily attainable in peripheral blood under

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WO 96/14565                                                      PCT/IB95/01019

culture conditions that give negligible cytotoxicity. This Example together with Example 1 clearly shows that ADPRT inhibitors are naturally produced as a by-product of the respiratory burst of phagocytes which is a normal function of this cell type designed to kill infectious agents.

                                   EXAMPLE 3

     Utilizing the above-described procedures, values were determined for H202 activated ADPRT activity in HML and for total plasma thiols, N-chloramine insensitive plasma thiols, and N-chloramine sensitive plasma thiols coming from the same blood samples (n = 225). Results are represented in FIG. 3. This Example demonstrates that plasma thiols significantly predict the level of hydrogen peroxide activated ADPRT activity determined in HML (human mononuclear leucocytes) coming from the same blood samples. Furthermore, this example shows that the N-chloramine sensitive plasma thiols give a better correlation than the N-chloramine insensitive plasma thiols to HML ADPRT activity, and that most of the N-chloramine sensitive plasma thiols are plasma protein thiols and not just nonprotein plasma thiols. Consequently, the best surrogate predictor of ADPRT activity was total protein + nonprotein plasma thiols. HOC1 and N-chloramines are efficient oxidizers of thiols, and could as such in a surrogate manner indicate ADPRT activity. The logic linking ADPRT activity to plasma thiols is based on the facts (1) that ADPRT can be dose dependently up- and down- regulated by reduced and oxidized glutathione, respectively (Pero et al, Cancer Res. 50:4619-25, 1990) and (2) that ADPRT has thiol amino acid constituents in the DNA binding domain of the enzyme which in turn control its participation in DNA repair (Mazen et al, Nucleic Acid Res. 17:4689-98, 1989).

                                   EXAMPLE 4

     Again following the above-described procedures, tests were made to compare values of H2O2 induced ADPRT in HML with values of total plasma thiols, N-chloramine insensitive plasma thiols, and N-chloramine sensitive plasma thiols from the same blood samples. Example 4 extends the knowledge disclosed in Example 3 to show that plasma thiols can also predict hydrogen peroxide HML (human mononuclear leucocyte) induced

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WO 96/14565                                                      PCT/IB95/01019

ADPRT activity (FIG. 4). Examples 3 and 4 also teach that because the activated and induced levels of ADPRT directly relate to DNA repair in general, then plasma thiols can also be used to surrogately estimate DNA repair responses in HML.

                                   EXAMPLE 5

     The aforementioned serum samples of HIV+ and HIV- individuals were assayed by the above-described plasma/serum thiol determination procedure to determine values of total serum thiols. Results are plotted on the graph of FIG. 5.

     Example 5 confirms that estimating N-chloramine sensitive serum thiols has clinical utility in that reduced levels indicate HML (human mononuclear leucocyte) ADPRT deficiency that can lead to accumulation of DNA damage and inhibition of immune function of importance in the progression of HIV+ infection to AIDS and death. The half-solid squares represent the only deaths that have occurred as of August 1993. The study was conducted in May 1993.

     It is to be understood that the invention is not limited to the procedures and embodiments hereinabove specifically set forth, but may be carried out in other ways without departure from its spirit.


                                     CLAIMS
What is claimed is:

     1. A method for testing the immune competency of an individual, comprising the steps of

     (a)  obtaining a sample of blood of an individual to be tested,

     (b) determining, from said sample, a value for total plasma/serum thiols, including both protein thiols and nonprotein thiols, for said individual, and

     (c) comparing the value so determined with a reference value to ascertain whether said value so determined is higher or lower than said


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WO 96/14565                                                      PCT/IB95/01019

          reference value, a determined value lower than said reference value identifying said individual as having impaired immune function of significance in detecting, preventing or treating health disorders.

     2. A method according to claim 1, wherein the determining step comprises deriving, from the obtained blood sample, a sample of serum or plasma, and subjecting the serum or plasma sample to an assay for total thiols including both protein thiols and nonprotein thiols.

     3. A method according to claim 2, wherein the assay comprises a spectrophotometric or fluorometric procedure involving development of chromophores after reaction with thiols using a chromophoric agent.

     4. A method for testing the immune competency of an HIV+ individual, comprising the steps of

     (a)  obtaining a sample of blood of an HIV+ individual to be tested,

     (b) determining, from said sample, a value for total plasma/serum thiols, including both protein thiols and nonprotein thiols, for said individual, and

     (c) comparing the value so determined with a reference value established by determining values for total plasma/serum thiols for HIV-individuals, to ascertain whether said value so determined is higher or lower than said reference value, a determined value lower than said reference value identifying said individual as having impaired immune function.


     5. A method of testing an individual for the presence of or a predisposition to a disease associated with DNA damage, comprising

     (a)  obtaining a sample of blood of an individual to be tested, and

     (b) subjecting the blood sample to a surrogate test for activated or induced activity of adenosine diphosphate ribosyl transferase (ADPRT) by the steps of

          (i) determining, from said sample, a value for total plasma/serum thiols, including both protein thiols and nonprotein thiols, for said individual, and


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WO 96/14565                                                      PCT/IB95/01019


          (ii) comparing the value so determined with a reference value of total plasma/serum thiols corresponding to a reference level of ADPRT activity, to ascertain whether said value so determined is higher or lower than said reference value, wherein said presence of or predisposition to a disease associated with DNA damage is indicated if said value so determined is lower than said reference value.



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WO 96/14565                                                      PCT/IB95/01019

                                     FIG. 1
                                   [GRAPHIC]

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WO 96/14565                                                      PCT/IB95/01019

                                     FIG. 2
                                   [GRAPHIC]


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WO 96/14565                                                      PCT/IB95/01019

                                     FIG. 3
                                   [GRAPHIC]


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WO 96/14565                                                      PCT/IB95/01019

                                     FIG.4
                                   [GRAPHIC]


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WO 96/14565                                                      PCT/IB95/01019

                                     FIG.5
                                   [GRAPHIC]

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

                                                                                          -----------------------------------------
                                    INTERNATIONAL SEARCH REPORT                                 International application No.
                                                                                                PCT/IB95/01019
- -----------------------------------------------------------------------------------------------------------------------------------

A.     CLASSIFICATION OF SUBJECT MATTER
       IPC(6)      :G 01 N 21/00,
       US CL       :436/64, 86, 119, 120, 164; 435/974
According to International Patent Classification (IPC) or to both national classification and IPC
- -----------------------------------------------------------------------------------------------------------------------------------
B.     FIELDS SEARCHED
- -----------------------------------------------------------------------------------------------------------------------------------
Minimum documentation searched (classification system followed by classification symbols)

       U.S.   :   436/64, 86, 119, 120, 164; 435/974
- -----------------------------------------------------------------------------------------------------------------------------------
Documentation searched other than minimum documentation to the extent that such documents are included in the fields searched

- -----------------------------------------------------------------------------------------------------------------------------------
Electronic data base consulted during the international search (name of data base and, where practicable, search terms used)
       APS, STN
       search terms: HIV or AIDS or immun; plasma or serum or blood; protein or thiol or mercapto
- -----------------------------------------------------------------------------------------------------------------------------------
C.     DOCUMENTS CONSIDERED TO BE RELEVANT
- -----------------------------------------------------------------------------------------------------------------------------------

   Category*     Citation of document, with indication, where appropriate, of the relevant passages           Relevant to claim No.

- -----------------------------------------------------------------------------------------------------------------------------------
     Y             JOURNAL OF LEUKOCYTE BIOLOGY, Volume 52, issued July 1992, SYLVAIN                              1-5
                   BARUCHEL ET AL, "The role of oxidative stress in disease
                   progression in individuals infected by the human immunodeficiency virus", pages 111-114, see page 112.

     Y             Chemical Abstracts, A.E. FAUVIER,"Biological indicators of oxidative                            1-5
                   stress in humans", abstract no. 236410, Trace Elem. Free Radicals Oxid,
                   Dis., [Proc. Int. Congr. Trace Elem. Med. Biol.], 4th (1994), pages
                   57-80.



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

/X/    Further documents are listed in the  continuation of Box C.   /  /   See patent family annex.

- -----------------------------------------------------------------------------------------------------------------------------------
*      Special categories of cited documents:                        "T"    later document published after the international filing
                                                                            date or priority date and not in conflict with the
"A"    document defining the general state of the art which is              application but cited to understand the principle or
       not considered to be of particular relevance                         theory underlying the invention

"E"    earlier document published on or after the international      "X"    document of particular relevance; the claimed
       filing date                                                          invention cannot be considered novel or cannot be
                                                                            considered to involve an inventive step when the
"L"    document which may throw doubts on priority claim(s)                 document is taken alone
       or which is cited to establish the publication date of
       another citation or other special reason (as specified)       "Y"    document of particular relevance; the claimed
                                                                            invention cannot be considered to involve an
                                                                            inventive step when the document is combined with one
"O"    document referring to an oral disclosure, use,                       or more other such documents, such combination being
       exhibition or other means                                            obvious to a person skilled in the art

"P"    document published prior to the international filing          "&"    document member of the same patent family
       date but later than the priority date claimed

- -----------------------------------------------------------------------------------------------------------------------------------
Date of the actual completion of the international search            Date of mailing of the international search report
       17 MARCH 1996                                                        11 APRIL 1996

- -----------------------------------------------------------------------------------------------------------------------------------
Name and mailing address of the ISA/US                               Authorized officer
       Commissioner of Patents and Trademarks
       Box PCT                                                              JAN M. LUDLOW
       Washington, D.C. 20231

Facsimile No.  (703) 305-3230                                        Telephone No.  (703) 308-0651
- -----------------------------------------------------------------------------------------------------------------------------------

       Form PCT/ISA/210 (second sheet)(July 1992)*


406048.1



                                                                                          -----------------------------------------
                                    INTERNATIONAL SEARCH REPORT                                 International application No.
                                                                                                PCT/IB95/01019
- -----------------------------------------------------------------------------------------------------------------------------------

C. (Continuation)    DOCUMENTS CONSIDERED TO BE RELEVANT
- -----------------------------------------------------------------------------------------------------------------------------------
  Category*      Citation of document, with indication, where appropriate, of                                 Relevant to claim No.
                            the relevant passages
- -----------------------------------------------------------------------------------------------------------------------------------
     Y              CANCER RESEARCH, Volume 50, issued August 1, 1990, R. W. PERO ET AL,                           5
                    "Oxidative stress induces DNA damage and inhibits the repair of DNA lesions induced by N-acetoxy-2-acetylaminofluorene in human peripheral mononuclear leukocytes:, pages 4619-4625, see entire document.







































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

       Form PCT/ISA/210 (second sheet)(July 1992)*

406048.1